Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 19, 2008, relating to the consolidated financial statements and financial statement schedule of Schiff Nutrition International, Inc. appearing in the Annual Report on Form 10-K of Schiff Nutrition International, Inc. for the year ended May 31, 2008, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Salt Lake City, Utah
August 20, 2008